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                                                                   Exhibit 10.14

[TRITON NETWORK SYSTEMS, INC. LOGO]

December 18, 1998

Mr. Doug Campbell
161 Lonong Chuan #02-01
New Tech Park, Singapore 556741

Dear Doug:

it is with pleasure that Triton Network Systems, Inc. extends to you an offer of employment for the position of Vice President, Marketing and International Sales. You will be reporting to Brian J. Andrew, and your work location will be in Orlando, Florida. The following is designed to serve as a record of the essential terms of your employment, which supersedes all prior discussions:

COMMENCEMENT OF EMPLOYMENT: No later than 17 Feb 99 or sooner.

REMUNERATION:      Your base salary will be $126,000 per annum payable
                   semi-monthly in arrears with a 20% end of year bonus based upon completion of personal and corporate objectives

STOCK OWNERSHIP:   You will receive, subject to board approval, 250,000 Triton share options. Your options will vest based on the following formula:

                   - One fourth (1/4) after completion of one full year of
                     service with Triton.

                   - 1/48th each month thereafter

                   This vesting is provided in each case that your employment by or services to the Company have not been terminated prior to the date of any such vesting.

                   Your official stock option contract will be sent to you for your review and signature.

RELOCATION:        Triton will re-imburse for [illegible] all valid relocation expenses, when supported with original receipts, for up to six months after your start date.

                   In the event that you voluntarily resign from Triton within twelve months of your start date, you will be liable for all your relocation expenses previously re-imbursed by Triton.




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VACATION:          Vacation is on a calendar year basis, and accrues on a
                   monthly basis. For the first three years of employment, the fate of accrual shell be 10 hours per month (three weeks per year). After three years of continuous employment with Triton, your vacation entitlement will increase to 13.3 hours per month (four weeks per year).

BENEFITS:          Triton will provide the following paid benefits, at its sole discretion:

                   Medical Insurance               Disability Insurance
                   Life Insurance                  Dental Insurance
                   401(K) Plan Eligibility         Tuition Reimbursement

Please sign and return the offer letter to me on or before 5:00 PM EST date
1998.

1 am delighted that you are joining the Triton team and look forward to assisting you in achieving your professional objectives. I believe that you will enjoy working here and find it to be a professionally satisfying experience. Please let me know if you have any questions about your employment at Triton or if there is any other information or material I can provide for you.

Sincerely

/s/ Brian J. Andrew
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Brian J. Andrew
President & CEO Triton Network Systems, Inc.

Acceptance of Offer

/s/ Doug Campbell
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Doug Campbell